SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 12, 2013

Capstead Mortgage Corporation

(Exact name of registrant as specified in its charter)

MARYLAND	001-08896	75-2027937
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8401 North Central Expressway Suite 800 Dallas, Texas	75225
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 874-2323

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 12, 2013, Capstead Mortgage Corporation (the “Company”) entered into a Sales Agreement (the “Agreement”) with Meyers Associates, LP (doing business as Brinson Patrick, a division of Meyers Associates, L.P.) (the “Sales Manager”) in connection with the issuance and sale of shares of the Company’s common stock, par value $0.01 per share, and Series E preferred stock, par value $0.10 per share (“Series E Preferred Stock”), from time to time through the Sales Manager. The Sales Manager is not required to arrange for the purchase or sale of any specific number of shares or dollar amount of such securities.

The Company has agreed to provide indemnification and contribution to the Sales Manager against certain liabilities, including liabilities under the Securities Act of 1933, as amended. All sales made pursuant to the Agreement will be reported in the Company’s Securities Exchange Act of 1934 reports.

Subject to direction from the Company as to the amount and timing of sales, sales pursuant to the Agreement may be effected on a daily basis. The compensation to the Sales Manager for sales of securities under the Agreement, including both common stock and Series E Preferred Stock, shall be at the following commission rates:

•	3.0% of the gross sales price per share (“sales proceeds”) for the first $8 million of aggregate sales proceeds raised in each sales period;

•	2.5% of sales proceeds for the next $4 million of aggregate sales proceeds raised in each sales period;

•	2.0% of sales proceeds for the next $88 million of aggregate sales proceeds raised in each sales period; and

•	1.0% of sales proceeds for any additional aggregate sales proceeds raised in each sales period.

Notwithstanding the commission structure described above, the Company and the Sales Manager can mutually agree in writing to modify the commission rates, but such modified rates cannot exceed the rates described above at each applicable level. For purposes of determining the appropriate commission rates, the initial “sales period” began on March 10, 2008 and will end on December 31, 2014, and each subsequent sales period shall be for a two year period, commencing on January 1 and ending on December 31 of the following calendar year. The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect to such sale, shall constitute the net proceeds to the Company for such shares of stock. The commission rate is currently set at a maximum of 1.0% of sales proceeds.

The offering of the Company’s common stock and Series E Preferred Stock pursuant to the Agreement will terminate upon the termination of the Agreement. The Agreement may be terminated by the Company or by the Sales Manager upon written notice and in certain other circumstances specified therein.

The foregoing summary is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

Reference is hereby made to the registration statement of the Company on Form S-3/ASR (File No. 333-179607), which became effective on February 21, 2012 (the “Registration Statement”), pursuant to which the Company registered the sale of debt and equity securities in accordance with the provisions of the Securities Act of 1933, as amended. Reference is also hereby made to the prospectus and the related prospectus supplement, which was filed with the Commission pursuant to Rule 424(b)(5) on November 13, 2013 with respect to 1,000,000 shares of Series E Preferred Stock to be sold pursuant to the Sales Agreement.

On November 13, 2013, Hogan Lovells US LLP issued its opinion with respect to the legality of the issuance and sale by the Company of an additional 1,000,000 shares of the Company’s Series E Preferred Stock to be sold pursuant to the Sales Agreement. A copy of this opinion is filed as Exhibit 5.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

5.1	Opinion of Hogan Lovells US LLP, dated November 13, 2013, with respect to the legality of the shares of Series E Preferred Stock being issued.

10.1	Sales Agreement, dated November 12, 2013, by and between the Company and the Sales Manager.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2013

CAPSTEAD MORTGAGE CORPORATION

By:	/s/ Phillip A. Reinsch
Phillip A. Reinsch
Executive Vice President, Chief Financial Officer and Secretary